As filed with the Securities and Exchange Commission on May 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OVINTIV INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4427672
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 1700, 370 17th Street

Denver, Colorado, 80202

(Address of Principal Executive Offices, Zip Code)

Omnibus Incentive Plan of Ovintiv Inc.

(Full title of the plan)

Meghan N. Eilers

Executive Vice-President, General Counsel & Corporate Secretary

Suite 1700, 370 17th Street

Denver, Colorado, 80202

(303) 623 - 2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Krista Hanvey

Cynthia M. Mabry

Gibson, Dunn & Crutcher LLP

811 Main St., Suite 3000

Houston, Texas 77002-4995

(346) 718-6614

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Ovintiv Inc. (the “Company”, the “registrant”, “we” or “us”) has prepared this Registration Statement in accordance with the requirements of General Instruction E (Registration of Additional Securities) of Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”), to register an additional 5,700,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) that are reserved for issuance pursuant to awards granted under the Omnibus Incentive Plan of Ovintiv Inc. (as amended, restated, supplemented or otherwise modified, the “Plan”). The contents of the Registration Statement on Form S-8 (Registration No.  333-231248), filed with the United States Securities and Exchange Commission (the “SEC”) on May  7, 2019 as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on January 27, 2020, and Form S-8 (Registration No. 333-266531) filed with the SEC on August 4, 2022, together with all exhibits filed therewith or incorporated by reference, are hereby incorporated by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative, if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of expenses if the person seeking indemnification has been found liable to the corporation. In addition, the statute requires indemnification of directors and certain officers to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding (whether brought by a third party or by or on behalf of the corporation). The statute also permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Company’s Certificate of Incorporation contains provisions that limit the liability of the directors of the Company for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

(i)	any breach of the director’s duty of loyalty to the Company or its stockholders;

(ii)	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(iii)	willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or

(iv)	any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation provides that the Company is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Certificate of Incorporation also obligates the Company to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, the Company has entered into agreements with the Company’s directors and officers to indemnify such directors and officers. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. In addition, the Company maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement or damages.

The foregoing summaries are necessarily subject to the complete text of Section 145 of the DGCL and the Company’s Certificate of Incorporation and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Ovintiv Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Ovintiv’s Form 8-K12B filed with the SEC on January 24, 2020).

4.2	Ovintiv Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of Ovintiv’s Current Report on Form 8-K filed with the SEC on December 19, 2022).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP (independent auditor of Ovintiv Inc.).

23.3*	Consent of McDaniel & Associates Consultants Ltd. (independent qualified reserve engineers of Ovintiv Inc.).

23.4*	Consent of Netherland, Sewell & Associates, Inc. (independent qualified reserve engineers of Ovintiv Inc.).

23.5*	Consent of Ernst & Young LLP (independent auditor of Paramount Resources, Ltd.)

23.6*	Consent of McDaniel & Associates Consultants Ltd. (independent qualified reserve engineers of Paramount Resources Ltd.).

24.1*	Power of Attorney (included on signature page hereto).

99.1	Omnibus Incentive Plan of Encana Corporation adopted with effect from February 13, 2019 (incorporated by reference to Exhibit 10.44 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

99.2	Amending Agreement to Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 99.9 to Ovintiv’s Post-Effective Amendment No. 1 filed on January 27, 2020, SEC File No. 333-231248).

99.3	Second Amendment to Omnibus Incentive Plan of Ovintiv Inc. (incorporated by reference to Exhibit 10.1 to Ovintiv’s Quarterly Report on Form 10-Q filed on August 4, 2022, SEC File No. 001-39191).

99.4	Third Amendment to Omnibus Incentive Plan of Ovintiv, Inv. (incorporated by reference to Exhibit 10.1 to Ovintiv’s Current Report on Form 8-K filed on May 5, 2025, SEC File No. 001-39191).

107.1*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 12, 2025.

OVINTIV INC.

By:	/s/ Brendan M. McCracken
Name:	Brendan M. McCracken
Title:	President & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Meghan Eilers and Corey D. Code, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Brendan M. McCracken Brendan M. McCracken	President & Chief Executive Officer (Principal Executive Officer)	May 12, 2025

/s/ Corey D. Code Corey D. Code	Executive Vice President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2025

/s/ Peter A. Dea Peter A. Dea	Chairman of the Board of Directors	May 12, 2025

/s/ Sippy Chhina Sippy Chhina	Director	May 12, 2025

/s/ Meg A. Gentle Meg A. Gentle	Director	May 12, 2025

/s/ Ralph Izzo Ralph Izzo	Director	May 12, 2025

/s/ Terri G. King Terri G. King	Director	May 12, 2025

/s/ Howard J. Mayson Howard J. Mayson	Director	May 12, 2025

/s/ Steven W. Nance Steven W. Nance	Director	May 12, 2025

/s/ George L. Pita George L. Pita	Director	May 12, 2025

/s/ Thomas G. Ricks Thomas G. Ricks	Director	May 12, 2025

/s/ Brian G. Shaw Brian G. Shaw	Director	May 12, 2025